August 15, 2019

Henry Kim
13c Riverview Cir
North Bergen, NJ 07047

Dear Henry,
This amendment (the “August 2019 Amendment”) will modify certain aspects of your employment from your current offer letter, dated March 25, 2011 (the “Offer”) between you and Virtu Americas LLC and collectively with Virtu Financial, Inc. and its subsidiaries referred to as “Virtu” or the “Company”. This August 2019 Amendment supersedes all previous discussions and agreements, written or verbal, in the Offer and constitutes the entire agreement between you and the Company solely with respect to the subject matter set forth herein. All other terms in the Offer between you and the Company not described herein shall remain in full force and effect.

Annual Salary Rate                                     $175,000

Your annual salary will continue at a rate of $175,000. Salary payments are currently made 2 times per month.

2019 Guaranteed Total Bonus                              $500,000

You will be eligible to receive a $500,000 guaranteed bonus for the 2019 performance year (January 1 to December 31), provided you are in Virtu’s employment on the date such bonus is paid and that no notice to terminate your employment has been given or received by that date. Your guaranteed bonus may be paid in the form of cash, deferred cash and/or in long-term equity or a combination of all three, and the proportion between cash, deferred cash and/or long-term equity will be entirely within the discretion of Virtu. The bonus shall be paid in line with the Company’s year-end bonus payment schedule.

If your employment is terminated by Virtu without Cause (as defined below), prior to the date on which your 2019 bonus is paid, conditioned on your providing Virtu with a release in a form acceptable to Virtu, you will receive the guaranteed bonus in a cash lump sum, no later than 60 days after your employment is terminated, subject to Internal Revenue Code Section 409A. If your employment is terminated for Cause or (1) if you resign your employment; or (2) provide notice that you are resigning your employment prior to the date such guaranteed bonus is paid, you shall not be entitled to any guaranteed bonus.

All amounts paid pursuant to this August 2019 Amendment shall be less any taxes that are required to be withheld under any law, rule or regulation. You understand and agree that your employment with Virtu will continue to be “at will”, meaning that you or Virtu may terminate your employment at any time, with or without Cause.

“Cause” means that any of the following occurs:

(i)
You are convicted of, or plead guilty or nolo contendere to, any criminal charge; or in the Company’s judgment, you commit any fraudulent, dishonest, immoral or unethical act with regard to the Company or its employees, independent contractors, officers, members, managers or any others;

(ii)	You are intoxicated or under the influence of illegal substances while performing your employment duties;

(iii)	You do not have any necessary license or qualification, or become subject to a decree or order, that prevents you from working for the Company;

(iv)
In the Company’s judgment, you violate (A) any regulatory or trading policy, procedure, requirement, rule or regulation of the Company, any exchange, regulatory agency or self-regulatory body with authority to govern or regulate me or the Company, (B) any material obligation in this Agreement or any other written agreement between me and the Company, or (C) any written company policy as stated in the Company’s employee policy manual (as amended or revised by the Company from time to time) or the Company’s Code of Conduct and Ethics;

(v)	You intentionally and wrongfully damage material assets of the Company;

(vi)	You intentionally and wrongfully disclose material confidential information of the Company; or

(vii)
You intentionally and wrongfully engage in any competitive activity which constitutes a breach of this Agreement, the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, and/or a breach of your duty of loyalty.

Thank you for all of your efforts to date, and we look forward to your continued successes.

Sincerely yours,	I acknowledge and accept the terms of this August 2019 Amendment.
VIRTU FINANCIAL INC.

/s/ Thomas Merritt______________            /s/ Henry Kim
By: Thomas M. Merritt                Henry Kim
Chief Human Resources Officer

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